EXHIBIT 99.1

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FOR IMMEDIATE RELEASE

MAGNA ENTERTAINMENT CORP., CHURCHILL DOWNS INCORPORATED, AND
RACING UK PLANNING NEW TELEVISION SERVICE

        Aurora, Ontario (Jan. 9, 2006) — Magna Entertainment Corp. ("MEC") (NASDAQ: MECA, TSX: MEC.SV.A), Churchill Downs Incorporated ("CDI" or "Company") (NASDAQ: CHDN) and Racing UK, a media rights company and subscription television channel owned by 31 leading British racecourses, today announced that the three organizations have entered into a memorandum of understanding for media rights and to develop a subscription television channel to broadcast races from MEC and CDI racetracks, as well as other North American and international racetracks, into the United Kingdom and Ireland.

        The new international television channel would be branded "Racing World" and would bring the best North American and international racing to British and Irish viewers. The subscription channel could launch as early as the summer of 2006.

        "We look forward to working with Magna Entertainment Corp. and Racing UK on this new business opportunity," said Thomas H. Meeker, CDI's president and chief executive officer. "CDI and MEC racetracks are host to North America's premier horse racing events, including the first two legs of the Triple Crown, while Racing UK represents the United Kingdom's premier racecourses. Joining our strong brands to reach out to international customers is a logical step as we continue to identify new markets for our high-quality racing products."

        "Our three companies account for 384 graded/group stakes races," added Thomas Hodgson, president and chief executive officer of MEC. "This memorandum of understanding captures our vision to provide the highest quality racing to British and Irish customers in a manner befitting such outstanding races as the Kentucky Derby, Preakness Stakes, Arlington Million and Santa Anita Handicap. As this process advances, we also look forward to adding content from other U.S. and international tracks to what we hope will be the premier distribution vehicle for international racing content into British and Irish homes."

        Racing UK Executive Chairman Simon Bazalgette said, "We are delighted to be working closely together with MEC, home of the Preakness Stakes, and CDI, whose flagship racetrack hosts the Kentucky Derby. MEC and CDI conduct the top Thoroughbred racing in North America, and therefore, have a shared vision with the Racing UK racecourses to develop quality horse racing around the world."

        MEC, CDI and Racing UK would take equal ownership positions in Racing World with MEC and CDI contributing their respective in-home video and wagering rights in the United Kingdom and Ireland in exchange for a fee. Neither MEC nor CDI expect the joint venture, if consummated, to have a significant impact on their companies' respective earnings or cash flow in 2006.

        Officials from MEC, CDI and Racing UK said there are no assurances that the non-binding memorandum of understanding will lead to a definitive agreement or that any agreement between the three parties will be consummated.

        Magna Entertainment Corporation (MEC) is North America's largest owner and operator of horse racetracks, based on revenue. It develops, owns and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet®, a national Internet and telephone account wagering system, and Horse Racing TV(R), a 24-hour horse racing television network, as well as RaceONTV™ and MagnaBet™ internationally.

        Churchill Downs Incorporated, (CDI) headquartered in Louisville, Ky., owns and operates world-renowned horse racing venues throughout the United States. CDI's six racetracks in Florida, Illinois, Indiana, Kentucky and Louisiana host many of North America's most prestigious races, including the Kentucky Derby and Kentucky Oaks, Arlington Million and Louisiana Derby. CDI racetracks have hosted six Breeders' Cup World Thoroughbred Championships. CDI also owns off-track betting facilities and has interests in various television production, telecommunications and racing services companies that support CDI's network of simulcasting and racing operations. CDI trades on the NASDAQ National Market under the symbol CHDN and can be found on the Internet at www.churchilldownsincorporated.com.

        Racing UK is a media rights management company wholly owned by 31 British racecourses (including 11 of the "Super 12"), set up in May 2004. It has launched a successful subscription TV channel for the United Kingdom and Ireland, which covers all the live racing at its licensor racecourses. By the end of 2005 the channel had signed up almost double the number of paying subscribers originally planned. Racing UK has also formed an international TV venture called "Racing International" to distribute live British racing pictures around the world, and has launched a broadband video and wagering service for the UK — www.theBettingSite.co.uk — in partnership with the Racing Post, Britain's national daily racing newspaper.

For more information contact:
Richard Peden
Vice President, Content Management
Magna Entertainment Corp.
337 Magna Drive
Aurora, Ontario L4G 7K1
Telephone: (905) 726-7004

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